JMAR AWARDED ADDITIONAL $7.5 MILLION UNDER TWO YEAR CONTRACT EXTENSION BY NAVAIR FOR X-RAY
MASK PROGRAM

Company Granted $3.6 Million Funding to Continue
Work Under Expanded Contract

San Diego, CA – June 30, 2005 – The US Government’s Naval Air Warfare Center (NAVAIR) under DARPA sponsorship granted JMAR Technologies, Inc. (NASDAQ:JMAR) a two-year extension valued at $7,580,000 to its existing three-year $10 million contract to continue development of sub-100nm feature X-ray masks for next generation lithography and production of Zone Plate optics for X-ray Microscopes and X-Ray Nano Probes. NAVAIR has also released $3.6 million of funding to support continuing work under this contract.

Under this contract, JMAR will use its patented, advanced X-ray lithography stepper technology and newly developed X-ray masks to demonstrate fabrication of high-density CRAM integrated circuits with 35-50nm contact holes enabling 4 Mb and higher densities for high-priority military and space applications. The X-ray masks developed through this program will also be used to produce the X-ray optical elements known as Zone Plates, which collect and focus X-rays and are key components of X-ray Microscopes and X-ray Nano Probe tools.

“This contract extension enables JMAR to continue advancing X-ray lithography mask infrastructure and to apply its unique X-ray lithography technology to the development of a fast, cost-effective means of producing state-of-the-art Zone Plates for both defense and commercial applications,” said Ronald A. Walrod, President and Chief Executive Officer of JMAR. “The on-going development of X-ray source technology through this new NAVAIR funding helps to expand the utility of our platform technology beyond X-ray lithography and into important nanotechnology and biotech applications - including the illumination for X-ray microscopy and nano-scale chemical analysis.”

About JMAR

JMAR Technologies, Inc. is a leading innovator in the development of laser-based equipment for imaging, analysis and fabrication at the nano-scale. The Company is leveraging over a decade of laser and photonics research to develop a diverse portfolio of products with commercial applications in rapidly growing industries while continuing to carry out research and development for the U.S. Defense Advanced Research Projects Agency (DARPA) and support for the U.S. Government’s Defense Microelectronics Activity (DMEA) semiconductor fabrication facility. JMAR is targeting the nanotechnology, bioscience and semiconductor industries with its Britelight™ Laser; X-ray Light Source; Compact X-ray Microscope — for 3D visualization of single cells and polymers; and its X-ray Nano Probe — enabling interaction, analysis and materials modification at the nano-scale. JMAR also develops, manufactures and markets its BioSentry™ microorganism early warning system and maintains a strategic alliance for the production of the READ chemical sensor for homeland security, environmental and utility infrastructure industries.

Contacts:

JMAR Technologies, Inc.	The Investor Relations Group

Dennis E. Valentine Chief Financial Officer Phone: 760-602-3292	Investors: Kathryn McNeil/Dian Griesel, Ph.D. Media: Andrea Faville/Dian Griesel, Ph.D. Phone: 212-825-3210

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including delays in completion of the X-ray Microscope and X-ray Nano Probe prototypes and transition to production units, the failure of the technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the market, cost and margins, failure to obtain market acceptance, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s Form 8-K filed on March 30, 2005 with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.